Exhibit 99.02

FORM OF

CADENCE DESIGN SYSTEMS, INC.

INCENTIVE STOCK AWARD AGREEMENT

JASPER DESIGN AUTOMATION, INC. 2011 STOCK INCENTIVE PLAN (“PLAN”)

Cadence Design Systems, Inc. (the “Company”), pursuant to the Plan, hereby grants the Participant named below (the “Participant”) an Incentive Stock Award (the “Award”) as set forth below. The Award is subject to the terms and conditions set forth in this Incentive Stock Award Agreement (the “Agreement”), and in the Plan located on the Employee Stock Services Website (located at http://ess.cadence.com). Capitalized terms that are not defined herein shall have the meanings set forth in the Plan; provided that references to the “Company” in the Plan shall be deemed to be references to Cadence Design System, Inc., and references to “Affiliate” shall mean any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

Participant:

ID Number:

Incentive Stock Award Number:

Date of Award:

Vesting Commencement Date:

Number of Shares Subject to Incentive Stock Award:

Vesting Schedule:

Confidentiality. At all times during the Participant’s employment or service to the Company or the Affiliate employing or engaging the Participant (the “Employer”) and thereafter, the Participant will hold in strictest confidence and will not disclose the amount or terms of this Agreement unless an officer of the Company expressly authorizes such in writing, except to the Participant’s family members, tax advisors and attorneys on a need-to-know basis and as long as they agree to strictly maintain the confidentiality of this Agreement. The Participant understands that he or she may be subject to discipline, up to and including the immediate termination of his or her employment, if the Participant breaches his or her obligations under the immediately preceding sentence.

Status of Award. On the Date of Award, the total number of Shares subject to the Award, as set forth above, will be issued in the Participant’s name and will be deposited into an escrow account with the Company’s designated stock transfer agent, pending vesting of the Shares. The Shares are subject to forfeiture until the Awards have vested and the restrictions on the Shares have lapsed in accordance with the Vesting Schedule (as set forth above) and the terms and conditions set forth in this Agreement. The Participant shall have all voting rights and rights to dividends and other distributions with respect to such Shares as of the Date of Award. The Company will determine whether any such dividends or distributions will be automatically reinvested in additional Shares or will be payable in cash; provided that such additional Shares and/or cash shall be subject to the same restrictions and vesting conditions as the Shares with respect to which they were distributed. In addition, any dividends or distributions payable in cash shall be withheld and paid to the Participant only as and when such vesting conditions are satisfied in the manner determined by the Company at its sole discretion.

Continuous Status. “Continuous Status” shall mean the absence of any interruption or termination of service, whether as an Employee or Consultant. The Board shall determine whether Continuous Status as an Employee or Consultant shall be considered interrupted in the case of: (i) any approved leave of absence, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, Affiliates or their successors. Continuous Status as an Employee or Consultant shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or any Affiliate, provided that there is no interruption or termination thereof.

Vesting Restrictions. On the applicable vesting date, the restrictions on each Share (subject to adjustment under the Plan) shall lapse and the Shares made available to the Participant or, in the event of the Participant’s death, to the Participant’s estate or heirs, provided that the Participant has remained in Continuous Status as an Employee or Consultant through such vesting date, has satisfied all obligations with regard to the Tax-Related Items (as defined below) in connection with the Award, and that the Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of such Shares. No fractional Shares will be issued under this Agreement.

Termination of Continuous Status as an Employee or Consultant. In the event of the termination of the Participant’s Continuous Status as an Employee or Consultant (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any) for any reason, other than his or her death, the Participant’s Award shall immediately cease to vest and any rights to the underlying Shares shall be forfeited on the effective date of termination of his or her Continuous Status as an Employee or Consultant. The Participant’s Continuous Status as an Employee or Consultant will terminate effective as of the date the Participant is no longer providing services as an Employee or Consultant, with such date being as of the end of any notice period mandated under the local laws or provided for in the Participant’s employment agreement (if applicable). The Board (as defined below) shall have the exclusive discretion to determine when the Participant’s Continuous Status as an Employee or Consultant has terminated for purposes of the Award.

Upon termination of the Participant’s Continuous Status as an Employee or Consultant, any Shares forfeited by the Participant shall be surrendered to the Company without payment of any consideration to the Participant.

Death of Participant. In the event of the Participant’s death before all the Shares subject to the Award have vested, if the Participant shall have been in Continuous Status as an Employee or Consultant since the Date of Award, the number of Shares scheduled to vest on the next vesting date shall be deemed to have vested immediately prior to the Participant’s death.

Board Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Company’s Board of Directors or a committee of directors designated by the Board pursuant to Section 3(a) of the Plan (including any subcommittee or other person(s) to whom the committee has delegated its authority) in its sole and absolute discretion (collectively, the “Board”). Such decision shall be final and binding.

Transfer Restrictions. Except as set forth in Section 10 of the Plan, any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of Shares subject to the Award prior to the date the restrictions on the Shares lapsed and the Shares are made available to the Participant pursuant to this Agreement shall be strictly prohibited and void.

Securities Law Compliance. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other subsequent transfers of any Shares issued as a result of or under the Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act or any other similar applicable law (whether U.S. or foreign law) covering the Award and/or the Shares subject to the Award, and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such Shares.

Insider Trading. By participating in the Plan, the Participant agrees to comply with the Company’s policy on insider trading (to the extent that it is applicable to the Participant). Further, the Participant acknowledges that the Participant’s country of residence may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on the Participant’s ability to participate in the Plan (e.g., acquiring or selling Shares) and that the Participant is solely responsible for complying with such laws or regulations.

Certain Conditions of the Award. In accepting the Award, the Participant acknowledges and agrees that:

(a)	The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)	The grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted in the past;

(c)	All decisions with respect to future award grants, if any, will be at the sole discretion of the Company;

(d)	The Participant’s participation in the Plan shall not create a right to further Continuous Status as an Employee or Consultant and shall not interfere with the ability of the Company (or any Affiliate) to terminate the Participant’s Continuous Status as an Employee or Consultant at any time;

(e)	The Award and the Participant’s participation in the Plan will not be interpreted to form an employment contract or service contract or relationship with the Company or any Affiliate;

(f)	The Participant is voluntarily participating in the Plan;

(g)	the Award and the Shares subject to the Award, and the income and value of the same, are not intended to replace any pension rights or compensation;

(h)	The Award and the Shares subject to the Award, and the income and value of the same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;

(i)	The future value of the Shares subject to the Award is unknown and cannot be predicted with certainty; and

(j)	Unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

Tax Withholding.

(a)	Responsibility for Taxes. Regardless of any action taken by the Company or the Employer with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (the “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including but not limited to, the grant, vesting or settlement of the Award, the subsequent sale of Shares acquired pursuant to such settlement, or the receipt of any dividends, and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the Date of Award and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Company may refuse to make available the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

(b)	Withholding in Shares. Subject to applicable local law and to the extent that the Company or the Employer is required to withhold Tax-Related Items with respect to the Award, the Company shall require the Participant to satisfy his or her obligation for Tax-Related Items by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award a number of whole Shares having a Fair Market Value, as defined in the Plan as of the date on which the Tax-Related Items arise, not in excess of the amount of such Tax-Related Items.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. For tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.

(c)	Alternative Withholding Methods. Provided local law prevents the Company from withholding in Shares, the Company may satisfy its obligations for Tax-Related Items by:

(i)	withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; or

(ii)	withholding from proceeds of the sale of Shares made available upon vesting of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization).

Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or an Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to this Agreement or at such other address as such party may designate in writing from time to time to the other party.

(a)	Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, including the Appendix, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)	Consent to Electronic Delivery. The Participant acknowledges that the Participant has read the “Delivery of Documents and Notices” section of this Agreement and consents to the electronic delivery of the Plan documents and Agreement, as described in this section. The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in this section or may change the electronic mail address to which such documents are to be delivered (if the Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents as described in this section.

Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Governing Law and Venue. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.

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Acceptance. Your right to the Award will be forfeited unless you accept and acknowledge below within 30 days, unless, however, you have received an extension from the Company in writing.

CADENCE DESIGN SYSTEMS, INC.

By:

Name:

Title:

Date:

ACKNOWLEDGED AND AGREED

By:

Name:

Date: